004 Putnam Income Fund attachment
10/31/04 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2004, Putnam Management
has assumed $142,283 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	30,831
Class B	8,440
Class C	710

72DD2 (000s omitted)

Class M	18,189
Class R	--
Class Y	23,947

73A1

Class A	0.196
Class B	0.145
Class C	0.146

73A2

Class M	0.183
Class R	0.181
Class Y	0.211

74U1 (000s omitted)

Class A	143,600
Class B	47,421
Class C	4,247

74U2 (000s omitted)

Class M	81,897
Class R	9
Class Y	127,430

74V1

Class A	6.87
Class B	6.82
Class C	6.84

74V2

Class M	6.80
Class R	6.87
Class Y	6.91